Exhibit 99

News Release	1501 Front St., P.O. Box 790 Morgan City, Louisiana 70381 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Lew Derbes (985) 702-0195 LJDerbes@ConradIndustries.com

Conrad Industries Reports Fourth Quarter and Full Year 2003 Results

Morgan City, Louisiana (February 18, 2004) -- Conrad Industries, Inc. (Nasdaq: CNRD) reported a net loss of $5.0 million and loss per diluted share of $0.68 for the three months ended December 31, 2003 compared to a net loss of $499,000 and loss per diluted share of $0.07 for the fourth quarter of 2002. For the twelve months ended December 31, 2003, the Company reported a net loss of $6.8 million and loss per diluted share of $0.94 compared to net loss before a cumulative effect of a change in accounting principle of $4,000 and earnings before a cumulative effect of a change in accounting principle per diluted share of $0.00 in 2002. The net loss for the fourth quarter of 2003 and the loss for the twelve months ended December 31, 2002, include non-cash charges of $4.0 million ($0.55 diluted EPS) and $4.5 million ($0.62 diluted EPS), respectively, related to the impairment of goodwill. There was no income tax effect on the impairment charges as the charges related entirely to non-deductible goodwill.

Revenues for the three months ended December 31, 2003 were $6.9 million compared to $10.6 million for the fourth quarter of 2002. Revenues for the twelve months ended December 31, 2003 were $33.4 million compared to $41.0 million for the prior year. The Company's backlog was $43.6 million at December 31, 2003, as compared to $36.2 million at December 31, 2002.

The Company recorded a gross loss of $82,000 (-1.2% of revenue) for the three months ended December 31, 2003 as compared to gross profit of $457,000 (4.3% of revenue) for the fourth quarter of 2002. Gross profit was $659,000 (2.0% of revenue) for the twelve months ended December 31, 2003, as compared to gross profit of $5.4 million (13.1% of revenue) for the twelve months of 2002.

Vessel construction segment revenue for the current quarter increased 7.0% as compared to vessel construction revenue for the third quarter of 2003 and decreased 43.8% as compared to the fourth quarter of 2002. Vessel construction segment revenue for 2003 decreased 26.7% compared to the prior year. Vessel construction hours for the fourth quarter and twelve months of 2003 decreased 47.1% and 20.4%, respectively, when compared to the same periods in 2002. The decrease in revenue in 2003 is primarily a result of decreases in production hours attributable to decreased oil and gas activity as well as changes in the estimates at completion associated with the concurrent delivery of three separate vessels.

Kenneth G. "Jerry" Myers, Jr., Conrad's President and CEO commented, "The vessel construction segment of our business was difficult during 2003 and resulted in a lower base of business when compared with 2002. The low volume provided a lower base for overhead absorption and adversely impacted profitability in 2003. In addition, we have now completed and delivered all four of the vessels for a commercial project which because of cost overruns negatively impacted our results for the first three quarters of the year. Further, the Company has taken several actions in order to adapt to these market conditions. During the third quarter of 2003, the Company implemented an aggressive cost reduction plan, designed to achieve approximately $1 million in savings on an annualized basis. We continue to analyze all of our operations, processes and procedures to improve efficiencies and identify further cost savings opportunities. In addition, as evidenced by the composition of our existing backlog, we are seeking vessel construction projects that reduce our dependence upon the energy market.

We are beginning to see increased bid activity in the vessel construction segment of our business. During the fourth quarter of 2003, the Company's backlog exceeded $45 million - a record level for the Company. With a significant portion of our backlog transitioning from design to production, we have a firm base for overhead absorption and therefore anticipate new construction revenues and gross profits to improve in 2004."

Repair segment revenue for the twelve months ended December 31, 2003, increased 6.3% while gross profit decreased 56.4% as compared to repair segment revenue and gross profit in 2002. Repair segment revenue for the fourth quarter of 2003 was essentially the same as the fourth quarter of 2002 while gross profit for the fourth quarter of 2003 decreased 105.8% compared to the same period of 2002. Current year repair segment operations reflect the increased costs associated with the additional deepwater capacity which has not generated to date significant increased utilization.

Mr. Myers added, "The repair segment in 2003 was difficult due to the continued decreased activity in the offshore oil and gas markets. Recently, we have seen an increase in repair and conversion activity and are hopeful that it is more than just seasonal workload patterns; however, there continues to be little visibility at this time into the repair market due to the short-term nature of this work. Our deepwater facility in Amelia, Louisiana commenced operations in February 2003, and has opened up some new repair markets. We now have our four largest drydocks at the facility."

During 2003, the Company completed the financing for the previously announced expansion into the aluminum marine fabrication, repair and construction business and began the development of the new facility. This expansion includes a 37,500 square foot two bay building, six overhead cranes and a 300 ton travel lift.

Mr. Myers commented further, "Our new aluminum facility is substantially completed. During the fourth quarter, we were awarded our first aluminum vessel construction contract and commenced operations in both repair and new construction. We continue to receive indications of interest in our expanded aluminum capabilities."

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, Louisiana designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore support vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. These include Conrad's reliance on cyclical industries, principal customers and government contracts, its ability to finalize contracts on projects for which it has bid, and its ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Actual results may differ materially from those expected or projected. These and other risks are discussed in more detail in Conrad Industries, Inc.'s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Conrad Industries, Inc.
Selected Balance Sheet Information	December 31,	December 31,
(In thousands)	2003	2002

Cash	$4,412	$6,427
Working capital	$5,024	$9,447
Property, plant & equipment, net	$34,156	$29,430
Total assets	$53,916	$53,841
Long term debt, including current
portion	$16,506	$13,223
Shareholders' equity	$25,392	$32,215

Conrad Industries, Inc. Summary Results of Operations
(In thousands, except per share amounts)	Three months ended		Twelve months ended
	December 31,		December 31,
Statement of Operations Data:	2003	2002	2003	2002
Revenue:
Vessel construction	$ 4,808	$ 8,548	$ 22,573	$ 30,814
Repair and conversions	2,087	2,084	10,856	10,209
Total revenue	6,895	10,632	33,429	41,023
Cost of revenue:
Vessel construction	4,875	8,349	22,515	26,826
Repair and conversions	2,102	1,826	10,255	8,831
Total cost of revenue	6,977	10,175	32,770	35,657
Gross (loss) profit:
Vessel construction	(67)	199	58	3,988
Repair and conversions	(15)	258	601	1,378
Total gross (loss) profit	(82)	457	659	5,366
S G & A expenses	1,358	1,198	4,702	4,815
Terminated acquisition costs (1)	-	-	-	350
Impairment of goodwill (2)	4,000	-	4,000	-
(Loss) income from operations	(5,440)	(741)	(8,043)	201
Interest expense	130	21	435	221
Other expenses (income), net	(2)	(15)	(36)	(39)
(Loss) income before income taxes	(5,568)	(747)	(8,442)	19
(Benefit) provision for income taxes	(613)	(248)	(1,613)	23
(Loss) income before cumulative effect of change in accounting principle	(4,955)	(499)	(6,829)	(4)
Cumulative effect of change in accounting principle (2)	-	-	-	(4,500)
Net (loss) income	$ (4,955)	$ (499)	$ (6,829)	$ (4,504)

Net income per common share:
Basic and diluted (loss) income per share:
(Loss) income before cumulative effect of change in accounting principle	$ (0.68)	$ (0.07)	$ (0.94)	$ (0.00)
Cumulative effect of change in accounting principle (2)	$ -	$ -	$ -	$ (0.62)
Basic and diluted (loss) income per share	$ (0.68)	$ (0.07)	$ (0.94)	$ (0.62)

Weighted average common shares outstanding:
Basic	7,236	7,233	7,234	7,230
Diluted	7,236	7,233	7,234	7,230

EBITDA (2) (3)	$ (4,876)	$ (284)	$ (5,832)	$ 2,101
EBITDA as a percent of revenue	-70.7%	-2.7%	-17.4%	5.1%

Net cash provided by operating activities	$ 666	$ (3,427)	$ 2,578	$ 613

Operating data: Production labor hours	82	124	419	471

Depreciation & Amortization:
Vessel construction	$ 245	$ 212	$ 912	$ 840
Repair and conversions	223	143	880	608
Included in SG&A	94	87	383	413
Total depreciation & amortization	$ 562	$ 442	$ 2,175	$ 1,861

(1)	Represents deferred acquisition costs related to the terminated proposed acquisition of Swiftships Shipbuilders, LLC and Swiftships Technologies, LLC.
(2)	The Company recorded non-cash charges of $4.0 million (as an operating charge) and $4.5 million (as a cumulative effect of a change in accounting principle), respectively, in 2003 and 2002, resulting from the impairment of goodwill.
(3)	Represents income before deduction of interest, taxes, depreciation and amortization. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. The Company has included information concerning EBITDA as supplemental disclosure because management believes that EBITDA provides meaningful information regarding a company's historical ability to incur and service debt. EBITDA as defined and measured by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of the Company's profitability or liquidity.

The following table sets forth a reconciliation of net cash provided by operating activities to EBITDA for the periods presented (in thousands):

Three months ended	Twelve months ended
December 31,	December 31,
	2003	2002	2003	2002

Net cash provided by operating activities	$666	$(3,427)	$2,578	$613
Interest expense	130	21	435	221
(Benefit) provision for income taxes	(613)	(248)	(1,613)	23
Impairment of goodwill (2)	(4,000)	-	(4,000)	-
Deferred income tax benefit (provision)	89	(177)	173	(3)
Gain (loss) on sale of assets	-	(19)	23	(19)
Changes in operating assets and liabilities	(1,148)	3,566	(3,428)	1,266
EBITDA (2)	$(4,876)	$(284)	$(5,832)	$2,101